Exhibit 12.1

Statement Regarding Computation of Ratio of Earnings to Fixed Charges


                                                                           Three Months     Nine Months
                                                                              Ended             Ended
                                                                           September 30,     September 30,
                                                                                2002               2002
                                                                                ----               ----

                                                                                (dollars in thousands)

Income before taxes                                                           $ 23,017           $ 69,651
Add:  fixed charges                                                             25,610             79,264

Earnings including interest expense - deposits              (a)                 48,627            148,915
Less:  interest expense - deposits                                             (16,498)           (53,526)

Earnings excluding interest expenses - deposits             (b)               $ 32,129           $ 95,389

Fixed Charges:
      Interest expense - deposits                                             $ 16,498           $ 53,526
      Interest expense - borrowings                                              9,112             25,738

Fixed charges including interest expense - deposits         (c)                 25,610             79,264
Less:  interest expense - deposits                                             (16,498)           (53,526)

Fixed charges excluding interest expense - deposits         (d)                $ 9,112           $ 25,738

Earnings to fixed charges:
      Including interest on deposits                        ((a) / (c))           1.90 x             1.88 x
      Excluding interest on deposits                        ((b) / (d))           3.53               3.71




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